SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12



                          WESTMARK GROUP HOLDINGS, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[X]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                          WESTMARK GROUP HOLDINGS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD AUGUST 28, 1997


         To the shareholders of Westmark Group Holdings, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Westmark Group Holdings, Inc. (the "Company") will be held at the Embassy Suites, 661 N.W. 53rd Street, Boca Raton, Florida 33487, August 28, 1997 at 8:30 a.m., for the following purposes:

         1. To elect five directors to serve until the next annual meeting of shareholders of the Company and until their successors have been duly elected and qualified;

         2. To amend the Company's Certificate of Incorporation to (i) effect a reverse split of the Company's issued and outstanding Common Stock on a basis of a minimum of 1 for 3 shares up to a maximum of 1 for 5 shares, as determined by the Board of Directors, and (ii) decrease the Company's 50,000,000 authorized shares of Common Stock to 15,000,000 authorized shares of Common Stock and adjusting the par value from $.001 to between $.003 and $.005 per share;

         3. To amend the Company's Stock Option Plan for Employees to increase the number of shares reserved for issuance thereunder to 3,000,000 shares (no more than 1,000,000 shares and no less than 600,000 shares on a post split basis).

         4. The transaction of such other business as may properly come before the meeting.

         Only shareholders of record at the close of business on July 22, 1997, are entitled to notice of and to vote at the meeting, or any adjournment thereof.

         Shareholders unable to attend the Annual Meeting in person are requested to read the enclosed Proxy Statement and then complete and deposit the Proxy together with the power of attorney or other authority, if any, under which it was signed or a notarized certified copy thereof with the Company's transfer agent, Corporate Stock Transfer, Inc., Republic Plaza, 370 17th Street, Suite 2350, Denver, Colorado 80202, at least 48 hours (excluding Saturdays, Sundays and statutory holidays) before the time of the Annual Meeting or adjournment thereof or with the chairman of the Annual Meeting prior to the commencement thereof. Unregistered shareholders who received the Proxy through an intermediary must deliver the Proxy in accordance with the instructions given by such intermediary.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Mark Schaftlein, President
August 14, 1997

         THE PROXY STATEMENT WHICH ACCOMPANIES THIS NOTICE OF ANNUAL MEETING OF SHAREHOLDERS CONTAINS MATERIAL INFORMATION CONCERNING THE MATTERS TO BE CONSIDERED AT THE MEETING, AND SHOULD BE READ IN CONJUNCTION WITH THIS NOTICE.

                          WESTMARK GROUP HOLDINGS, INC.
                              355 N.E. FIFTH AVENUE
                           DELRAY BEACH, FLORIDA 33483

                               -------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                              --------------------
INTRODUCTION

         This Proxy Statement is being furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Westmark Group Holdings, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Embassy Suites, 661 N.W. 53rd Street, Boca Raton, Florida 33487, at 8:30 a.m. on Thursday August 28, 1997, and at any adjournments thereof for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice"). This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about August 14, 1997. All costs of soliciting proxies will be borne by the Company.

         The close of business on July 22, 1997, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 9,523,082 shares of the Company's common stock, $.001 par value ("Common Stock"), issued and outstanding. The presence, in person or by proxy, of one-third of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Each nominee for director named in Item 1 must receive a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting in order to be elected. The affirmative vote of the majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Items 2 and 3.

         All shares represented by properly executed proxies, unless such proxies have been previously revoked, will be voted at the Annual Meeting in accordance with the directions set forth on such proxies. If no direction is indicated, the shares will be voted (i) FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, (ii) FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION, (iii) FOR THE AMENDMENT OF THE COMPANY'S STOCK OPTION PLAN FOR EMPLOYEES, AND (iv) FOR ANY OTHER PROPOSAL WHICH SHALL COME BEFORE THE SHAREHOLDERS DURING THE ANNUAL MEETING. IF THE ENCLOSED PROXY IS SIGNED AND RETURNED WITH NO SPECIFIED DESIGNATION, IT WILL BE VOTED FOR THE ABOVE CAPTIONED PROPOSALS.

         The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting.

                                     ITEM 1
                              ELECTION OF DIRECTORS

DIRECTOR NOMINEES

         The directors are elected annually by the shareholders of the Company. The Bylaws of the Company provide that the number of directors will be determined by the Board of Directors, but shall not be less than three. The shareholders will elect five directors for the coming year. The nominees presently serve as directors of the Company.

         Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed Proxy will vote for the election of such person(s) as may be nominated by the Board of Directors.

         MR. SCHAFTLEIN (age 39) has served as president and chief executive officer of Westmark Group Holdings, Inc., since May 1997. In May 1997, Mr. Schaftlein became chief executive officer of Westmark Mortgage Corporation ("Westmark Mortgage"), and served as president of Westmark Mortgage from February 1996 until May 1997. Mr. Schaftlein has served as a director of the Company since January 1996. From February 1995 until February 1996, Mr. Schaftlein was director of the non-conforming division of Westmark Mortgage, managing the transition of Westmark Mortgage from a conforming to a non-conforming lender. Mr. Schaftlein established the bulk loan sales with Household Finance Corp. and The Money Store, which the Company presently utilizes. Prior thereto, Mr. Schaftlein was a senior vice president with National Lending Center, Inc., from September 1993 until February 1995. During that time, Mr. Schaftlein expanded operations into multiple states and assisted in their expansion of B/C lending. From January 1993 until September 1993, Mr. Schaftlein served as vice president of Fleet Finance and was responsible for developing a new wholesale division in the non-conforming (B/D) credit market. From 1984 to January 1993, Mr. Schaftlein served as vice president at Citicorp. In 1996, Mr. Schaftlein also served as president of the Gold Coast chapter of the Florida Association of Mortgage Brokers.

         MR. BIRMINGHAM (age 42) has served as a director since April 1996. Mr. Birmingham served as president from November 1995 to September 1996. Mr. Birmingham has served as chief financial officer since December 1996. Since July 1995, Mr. Birmingham has served as chief operating officer, president, and as a director of Medical Industries of America, Inc., ("MIOA"), whose securities are registered under Section 12 of the Securities Exchange Act of 1934 ("Exchange Act"). Mr. Birmingham resigned as an officer of MIOA in June 1996 and as a director in August 1996. Mr. Birmingham has been engaged in an accounting and tax practice since 1986.

         MR. STORY (age 50) has served as president of Westmark Mortgage since May 1997, prior to that Mr. Story served as senior vice-president of lending since May 1996. Additionally, Mr. Story has served as a director of Westmark Group Holdings, Inc., since February 1997. Formerly, Mr. Story was chief executive officer and president of West Coast Mortgage Services, Inc. from July 1985 to April 1996. Mr. Story was the marketing director of Beneficial Management Corporation in Peapock, New Jersey from January 1969 to July 1985. Additionally, in 1984 Mr. Story served as president of the Florida Association of Mortgage Brokers-Gulf Coast. Currently, Mr. Story is a certified mortgage consultant of Florida and National Association of Mortgage Brokers.

         MR. WALKER (age 38) has served as a director since January, 1996. In 1987, Mr. Walker founded, and presently serves as president of, Southern Import Distributors, Inc. ("SIDI"). On behalf of SIDI, Mr Walker co-founded Tampa Convention Hotel Associates, Inc., Divot Development Corporation, Herr Damm, Inc., and Mad Dogs & Englishmen. Prior to forming SIDI, Mr. Walker was a tax consultant with Arthur Anderson & Company for two years. Mr. Walker is a graduated from Tulane University in 1981 and received his Masters of Business Administration degree in 1985 and Juris Doctorate degree in 1985 from the Tulane Graduate Business School and Tulane Law School, respectively.

         MR. RESWEBER (age 35) has served as a director since December 1996, and became chairman in February 1997. Mr. Resweber has extensive prior experience in the non-conforming industry, as he has served as senior vice president, capital markets, for United Companies Financial Corp., a NYSE-listed financial services company and one of the nation's oldest and largest sub-prime mortgage lenders whose stock price increased from $16 to $132 per share (pre-splits) during Mr. Resweber's tenure. Most recently, Mr. Resweber served as president and chief executive officer of Network Acquisition Corp. from 1995 to 1997, which grew from $4 million to $110 million in revenues through a series of seventeen successful merger and acquisition transactions. Altogether, Mr. Resweber has over fifteen years' experience in corporate finance, capital markets, mergers and acquisitions, strategic planning, business administration and management, investor relations and communications as an executive officer, board member and/or senior consultant to a number of NYSE-listed, Fortune 500 firms including NorAm Energy, Arkla Gas, Entex, Hill & Knowlton, Exxon USA, Celeron Oil, Cabot Energy, and Goodyear Tire & Rubber. Mr. Resweber also currently serves on the Boards of Directors of a number of other companies including Connex Communications, Inc. and Level Best Golf, Inc.

         Directors serve until the expiration of their term at the Annual Meeting of Shareholders. All officers serve at the discretion of the Board of Directors, subject to employment agreements. Each non-employee director is entitled to receive $500 per month, and all directors are entitled to reimbursement of out-of-pocket expenses to attend Board meetings and an option to purchase 15,000 shares upon becoming a director and an to option to purchase 12,000 shares on the first day of each new year as provided for in the 1994 Employee Stock Option Plan.

BOARD OF DIRECTORS, COMMITTEES AND MEETINGS

         The Board of Directors held seven meetings in 1996, and each director of the Company attended at least 75% of all Board meetings. The Company maintains Compensation and Audit Committees and each committee member attended each committee meeting. Messrs. Resweber and Walker presently serve as members of the Compensation Committee. Messrs. Birmingham, Walker and Story presently serve as members of the Audit Committee.

         The Audit Committee recommends the annual engagement of auditors, with whom the Audit Committee will review the scope of the audit and non-audit assignments, related fees, the accounting principles used in financial reporting, internal financial auditing procedures and the adequacy of internal control procedures.

         The Compensation Committee reviews and approves the remuneration arrangements for the officers and directors of the Company and reviews and recommends new executive compensation or stock plans in which the officers and/or directors are eligible to participate, including the granting of stock options.

REPORTS

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own beneficially more than ten percent of the Common Stock of the Company, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company, the Company believes that the directors, executive officers, and greater than ten percent beneficial owners complied with all applicable filing requirements during the fiscal year ended December 31, 1996.

VOTE REQUIRED

         Approval of Item 1 requires the affirmative vote of a plurality of the Company's outstanding shares of Common Stock.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE ABOVE DIRECTORS.

                                     ITEM 2

         The Company currently has 9,523,082 shares of Common Stock currently outstanding. The Board of Directors deems it to be in the best interest of the Company to amend the Certificate of Incorporation to decrease the number of shares of Common Stock outstanding by effecting a minimum of a 3 for 1 reverse split and a maximum of a 5 for 1 reverse split as determined by the Board of Directors. This reverse split will reduce the number of shares of outstanding Common Stock to no more than 3,174,361 shares and no less than 1,904,616 shares. The number of shares of Common Stock issuable upon exercise of outstanding options, warrants, convertible debentures, and preferred stock will be adjusted accordingly. Additionally, the amendment will reduce the number of authorized Common Stock from 50,000,000 shares to 15,000,000 shares. The effect of reducing the number of authorized shares of Common Stock will be to reduce the number of shares of Common Stock that can be issued. The par value of the Common Stock will be adjusted from $.001 to a minimum of $.003 and a maximum of $.005 per share. The primary reason the Board has elected to effect the reverse split is to attempt to increase the market price of the Common Stock. There can be no assurance that the trading price of the Common Stock will increase or that the price will continue to trade at such a level. Likewise, can there be any assurance that the Common Stock will continue to be traded on the Nasdaq SmallCap Market. The effective date of the reverse split would be the date the amendment to the Certificate of Incorporation is filed with the Secretary of State of Delaware, expected to occur within three business days of the Annual Meeting, assuming the shareholders vote for such amendment.

VOTE REQUIRED

         Approval of Item 2 requires the affirmative vote of the holders of the majority of shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                                     ITEM 3

APPROVAL OF AMENDMENT TO STOCK OPTION PLAN FOR EMPLOYEES

         The Network Financial Services, Inc. 1994 Stock Option Plan (the "Plan") was adopted by the Board of Directors and approved by the Shareholders in May 1994. A total of 333,333 shares of Common Stock were reserved for issuance under the Plan. In July 1997, the Board of Directors amended the Plan, subject to shareholder approval, to increase the shares reserved for issuance from 333,333 to 3,000,000 shares (no more than 1,000,000 and no less than 600,000 shares on a post reverse split basis). The Board believes this to be in the best interests of the Company, because (i) the Company has granted more options than are presently available under the Plan, and (ii) increasing the number of shares available under the Plan will enable the Company to continue its policy of employee stock ownership to assist in promoting the attraction, retention and motivation of employees. The shareholders are being asked to approve this share increase at the Annual Meeting. In the event that the shareholders do not approve the increase in the number of shares available under the Plan, certain of the options issued thereunder will be canceled.

PLAN ACTIVITY

         To date (without taking into account the proposed amendment to the Plan), the Company has issued and sold options to purchase an aggregate of 1,355,917 shares of Common Stock pursuant to the Plan and no options are available for future issuance thereunder. The following table sets forth certain information regarding options issued under the Plan during the Company's last fiscal year by each of the named executive officers, all current executive officers as a group, all non-executive directors as a group, and all employees (excluding the executive officers) as a group:

                                                                      NUMBER OF
                                                     DOLLAR            SHARES
      NAME                                           VALUE            PURCHASED
      ----                                           ------           ---------
Mark Schaftlein                                         -                  -
Norman Birmingham                                       -                  -
Todd Walker                                             -                  -
Payton Story, III                                       -                  -
All Executive Officers as a Group (4 persons)           -                  -

All Other Employees as a Group                          -                  -
 (excluding executive officers)
Non-Executive Directors as a Group (1 person)           -                  -
-----------------------------

SUMMARY OF PLAN

         The purpose of the Plan is to foster and promote the financial success of the Company and increase shareholder value by enabling eligible key employees and others to participate in the long-term growth and financial success of the Company. The Plan is administered by the Compensation Committee which has sole and complete authority to determine the key employees and others to whom to grant awards. The Compensation Committee may grant options to employees of the Company, as well as to non-employee directors and consultants. The grant of options shall be at a price not less than 85% of the fair market value for non-qualified stock options and at 100% of fair market value for incentive stock options.

VOTE REQUIRED

         Approval of Item 3 requires the affirmative vote of the holders of the majority of shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" AMENDMENT OF THE STOCK OPTION PLAN.

                                 STOCK OWNERSHIP

         The following table and notes thereto set forth certain information regarding beneficial ownership of the Company's common stock as of July 22, 1997, by (i) each person known by the Company to beneficially own more than five percent of the Company's common stock, (ii) each of the Company's directors,
(iii) all of the directors and the officers of the Company as a group, and (iv) each named executive officer.

                                              Shares of            Percent of
Name and Address(1)                          Common Stock         Voting Power
-------------------                          ------------         ------------
GTB Company                                  2,888,889(2)             30.3%
Medical Industries of America, Inc.          1,667,284                17.5%
Drew Hollenbeck                                800,000(3)              8.4%
Louis Resweber                                 250,000(4)              2.6%
Mark Schaftlein                                122,367(5)              1.3%
Norman Birmingham                               80,000(6)               -
Todd Walker                                         -                   -
Payton Story                                        -                   -
All officers and directors group
 (five persons)                                 452,367(7)             4.8%
------------
*   Less than one percent.

1 The address for the above referenced shareholders is 355 N.E. Fifth Avenue, Delray Beach, FL 33483, except for MIOA, which is 1903 S. Congress Avenue, #400, Boynton Beach, FL 33426 and GTB Company which is 2090 Palm Beach Lakes Blvd., West Palm Beach, FL. 33409.

2 Consists of 2,888,889 shares of Common Stock underlying Series E Preferred Stock.

3 Includes 800,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock.

4 Consists of 250,000 shares of Common Stock underlying a currently exercisable warrant.

5 Includes options and warrants currently exercisable to purchase an aggregate of 46,500 shares of Common Stock.

6 Includes an option presently exercisable to purchase 45,000 shares of Common Stock.

7 Includes options and warrants to purchase an aggregate of 341,500 shares of Common Stock.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

    Mark Schaftlein served as the chief executive officer of the Company since May 1997, and chief operating officer from September 1996 through May 1997. Norman J. Birmingham served as chief executive officer of the Company from January 1, 1996 through September 10, 1996. The following table sets forth the information with respect to the chief executive officers during fiscal 1996. No other executive officer of the Company received total annual salary and bonus for the 1996 fiscal year in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                  --------------------------     ---------------------------------------
NAME AND PRINCIPAL      FISCAL                  OTHER ANNUAL      STOCK       OPTIONS AND     ALL OTHER
    POSITION             YEAR        SALARY     COMPENSATION     ISSUANCES     WARRANTS     COMPENSATION
------------------      ------    ------------  ------------     ---------     --------     ------------
Mark Schaftlein,         1996     $ 143,353(1)      $3,353           -          90,000(2)
  Chief Executive        1995     $ 100,685            -             -           1,500           -
  Officer                1994           -              -             -             -             -

Norman J. Birmingham,    1996     $  87,500            -             -          90,000(2)        -
  Chief Financial        1995          -0-             -             -             -             -
  Officer                1994           -              -             -             -             -

--------------------
(1) Includes $3,353 in other annual compensation comprised of a car allowance.

(2) Only 45,000 of these options have vested.

EMPLOYMENT AGREEMENTS

         In April 1996, Mr. Birmingham entered into a three-year employment agreement with the Company which provides for an annual base salary of $100,500. Additionally, Mr Birmingham was issued a warrant to purchase 90,000 shares, 45,000 of which are currently exercisable over a five-year term at $2.25 per share, and 45,000 of which vest in full if the Company's net income in 1996, 1997 or 1998 is $480,000 (and vest on a pro-rata basis if a lesser amount of net income is earned in those periods), exercisable during a five year term from the date of vesting in full. In the event Mr. Birmingham's employment agreement is terminated other than for "just cause," he would be entitled to receive one-year's salary.

         In March 1997, Mr. Schaftlein entered into a three-year employment agreement which provides for an annual base salary of $150,000 the first year, $162,000 the second year and $174,000 the third year and an aggregate of 600,000 incentive stock options vesting as soon as April 1998 and as late as April 2000, exercisable for a five-year period from vesting at exercise prices ranging from $1.00 to $2.00 per share. Additionally, Mr. Schaftlein was issued a warrant to purchase 90,000 shares, 45,000 of which are currently exercisable over a five-year term at $2.25 per share, and 45,000 of which vest in full if the Company's net income in 1996, 1997 or 1998 is $480,000 (and vest on a pro-rata basis if a lesser amount of net income is earned in those periods), exercisable during a five-year term from the date of vesting in full. In the event an employment agreement is terminated other than for "just cause," such terminated employee would be entitled to receive one-year's salary.

         In March 1997, Mr. Story entered into a three-year employment agreement which provides for an annual base salary of $126,000 the first year, $138,000 the second year and $150,000 the third year, and an aggregate of 400,000 incentive stock options vesting as soon as April 1998 and as late as April 2000, exercisable for a five-year period from vesting at exercise prices ranging from $1.00 to $2.00.

                           OFFICERS AND KEY EMPLOYEES

   Name              Age                Office
   ----              ---                ------
Mark Schaftlein       39    President and Chief Executive Officer of the Company
Todd Walker           38    Secretary
Norman Birmingham     42    Chief Financial Officer
Payton Story, III     50    Senior Vice-President

         The biographies of these officers are set forth in Item 1, Election of Directors.

STOCK OPTIONS AND WARRANTS

          The following table provides information on options granted under the Company's 1994 Stock Option Plan and warrants granted in fiscal 1996 to Messrs. Schaftlein and Birmingham:

                                INDIVIDUAL GRANTS

                                                        Percent of
                                                          Total
                                                    Options/Warrants   Exercise or
                                                       Granted to      Base Price
                            Shares Underlying         Employees in         Per      Expiration
Name                    Options/Warrants Granted       Fiscal Year        Share        Date
----                    ------------------------    ----------------   -----------  ----------
Mark Schaftlein                 90,000(1)                    %(1)         $2.25        4/01
Norman J. Birmingham            90,000(1)                    %(1)         $2.25        4/01

------------
(1) No options to employees were granted under the 1994 Stock Option Plan during fiscal 1996. The Warrants issued to Messrs. Schaftlein and Birmingham each constitute 50% of warrants issued pursuant to employee compensation arrangements. Additionally, warrants to purchase 810,469 shares of Common stock were issued to third parties in connection with financing arrangements in fiscal 1996.

          The following table provides information regarding warrant exercises in fiscal 1996 for Messrs. Schaftlein and Birmingham and the value of such unexercised warrants at December 31, 1996:

                                                               Number of Securities        Value of Unexercised
                                 Shares                       Underlying Unexercised       In-The-Money Warrants
                              Acquired on         Value            Warrants at                       at
Name                            Exercise        Realized        December 31, 1996            December 31, 1996
-----------------               --------        --------       -------------------          ------------------
Mark Schaftlein                     -               -                 90,000                        (1)
Norman J. Birmingham                -               -                 90,000                        (1)

------------
(1) Based on the last sales price on December 31, 1996, the options were not in-the-money at December 31, 1996.

          The Company has not established, nor does it provide for, long-term incentive plans or defined benefit or actuarial plans. The Company does not grant any stock appreciation rights.

                              CERTAIN TRANSACTIONS

         Effective November 1995, MIOA purchased 1,298,388 shares of Common Stock for a purchase price of $3,210,000, comprised of $1,210,000 cash and cash equivalents, and the issuance of 200,000 shares of MIOA series B convertible preferred stock with a stated value of $10 per share. The stock purchase agreement provides that the MIOA ownership position, equal to 49% of the shares of Company Common Stock actually outstanding, shall not be diluted below 49%, with additional shares to be issued to MIOA to maintain such ownership position. In May 1996, the Company issued MIOA 368,896 shares of Common Stock in order to maintain such percentage ownership. Subsequent to the November 1995 purchase agreement, MIOA loaned the Company an aggregate of $2,388,593 pursuant to one-year notes, bearing interest at the rate of 10% per annum. Effective March 1996, MIOA converted $700,000 of this indebtedness into 200,000 shares of Series C Preferred Stock with a stated value of $3.50 per share. Effective June 26, 1997, MIOA agreed to the termination of the 49% anti-dilution protection, and payment of the outstanding indebtedness through the execution of a three year promissory note in the sum of $1,953,000, bearing interest at 10% per annum, with monthly payments in the amount of $25,000 which commenced June 30, 1997. In the event the Company receives additional capitalization of a minimum amount of $300,000 and a maximum amount of $1.5 million, MIOA shall be entitled to receive the first $300,000. In the event the additional capitalization exceeds $1.5 million, MIOA will be entitled to receive the first $500,000 of additional capitalization in excess of $1.5 million. In the event additional capitalization exceeds $3 million, MIOA shall be entitled to receive 50% of the excess until the above captioned indebtedness is paid in full. In addition, MIOA shall be entitled to 15% of the net cash of the Company in excess of operating expenses and settlement payments on a consolidated basis during the calendar year 1997, and 20% of said net cash flow in the calendar year 1998. In the event the Company should sell or spin-off either of its subsidiaries, MIOA shall be entitled 50% of the cash proceeds received by the Company resulting from the sale or spin-off.

          In connection with the initial MIOA invested in November 1995, the then officers of the Company, Messrs. Morrel and Gardener and Linda Moore resigned as officers and Mr. Morrel resigned as a director. Subsequent to their resignations, Mr. Morrel and Ms. Moore entered into to termination agreements and consulting agreements with the Company. Various disputes arose in connection with the performance of those agreements, and in January 1997, the parties entered into a settlement agreement. The settlement agreement provided that the Company shall pay unpaid salary to Mr. Morrel in the sum of $115,000 through the issuance of shares registered pursuant to Form S-8 with interest in the sum of $31,000 is to be satisfied by the partial assignment of a promissory note receivable or shares of common stock of Green World received by the Company in connection with the spin-off of Green World to its shareholders. The Company leases certain of its facilities from Mr. Morrel at rates it believes reflect fair market value. In February 1997, Mr. Morrel was paid $13,800 for past due rental obligations. In January 1997, Mr. Morrel was paid $45,000 in delinquent consulting fees through the issuance of shares registered pursuant to Form S-8, and the Company and Mr. Morrel agreed that the remaining monthly consulting fees in the amount of $7,500 per month for 22 months would be paid in cash or through the issuance of shares registered pursuant to Form S-8. The Company reimbursed Mr. Morrel $5,400 for automobile lease expenses, and Mr. Morrel returned the vehicle to the Company in February 1997. Mr. Morrel was issued a one year option to purchase 125,000 shares of common stock at an exercise price of $1 per share, and a one year warrant to purchase 100,000 shares of common stock at an exercise price of $.81 per share. Ms. Moore is to receive unpaid salary in the sum of $40,000 contemporaneously with the close of any transaction by which the Company shall receive additional capitalization in the minimum sum of $3,000,000. If no such capitalization is received, the $40,000 shall be paid through the issuance of shares registered pursuant to Form S-8. In addition, Ms. Moore was paid $40,000 through the issuance of shares registered pursuant to Form S-8. Interest in the sum of $9,000 is to be satisfied by the partial assignment of a promissory note receivable or shares of common stock of Green World received by the Company in connection with the spin-off of Green World to its shareholders. In January 1997, Ms. Moore was paid $24,000 in delinquent consulting fees through the issuance of shares registered pursuant to Form S-8, and the Company and Ms. Moore agreed that the remaining monthly consulting fees in the amount of $4,000 per month for four months would be paid in cash or through the issuance of shares registered pursuant to Form S-8. Ms. Moore was issued a one year option to purchase 67,000 shares of common stock at an exercise price of $1 per share, and a one year warrant to purchase 53,333 shares of common stock at an exercise price of $.81 per share. Mr. Gardner was issued 25,000 shares of Common Stock and severance compensation in the amount of $54,000.

          Effective July 21, 1996, the Company and GTB Company entered into an agreement which was amended August 22,1996 whereby the Company acquired all of the issued and outstanding capital stock of Green World in consideration for (i) 130,000 shares of Series E Preferred Stock, stated value $10.00 per share, which Preferred Stock is convertible into 2,888,889 shares of Company Common Stock, and (ii) payment of royalties of 14% of the gross sales of Green World for a period of two years from the date of this agreement and payment of royalties of 12% of the gross sales of Green World for a period of three years from the date of this agreement, which payments are to be made on a quarterly basis. Green World is in the business of refrigerant management systems for energy savings. GTB Company had acquired Green World from MIOA, for consideration including (i) the executed non-interest bearing promissory note in the amount of $380,000, and (ii) the agreement to a royalty payment of 7% of the gross sales of Green World until July 1998, and 5% until July 1999. Within one month of acquiring Green World, GTB Company sold it to the Company for the above-captioned terms and conditions. The Company acquired Green World pursuant to a prior corporate strategy to diversify its business operations. Management has determined not to pursue any further diversification strategies at this time, and intends to focus its resources on its mortgage operations. As of the date hereof, the board of directors of the Company has determined to spin-off a minimum of 51% and a maximum of 100% of the Green World capital stock owned by the Company. As of the date of this Proxy Statement, neither the record date or the amount of capital stock to be spun-off has been determined. The timing in terms of the spin-off will be disclosed through appropriate SEC filings when determined. GTB Company is controlled by Charles Chillingworth, the sole shareholder, officer and director. Bradley Ray is a creditor of GTB Company.

          On July 10,1996, the Company sold all of its capital stock of Network Capital Group, Inc. to PBF Land Company ("PBF"), an affiliate of GTB Company whose sole officer, director and shareholder is Charles Chillingworth, in exchange for various parcels of real property in Florida with a market value appraised at $1,298,000 (Parcel A). In addition, PBF placed an attorney's opinion letter of title for Quit Claim Deeds for additional parcels (Parcel B) valued at up to $5 million into escrow. In exchange for the additional property, the Company authorized the issuance of 1,000,000 shares of Series F preferred stock with a stated value of $5 million. In August 1996, an aggregate of 200,000 shares of this preferred stock was issued. The preferred stock may be convertible into common stock beginning April 1, 1997. The minimum conversion price is $1 per share and no more than a cumulative total of $200,000 worth of preferred stock may be converted per quarter. For any additional shares to be issued, certain sales by PBF must be completed. Further due diligence regarding appraisal, title and legal issues are necessary in order for the Company to exercise the option to acquire the additional parcels.

          In September 1996, Mr. Chillingworth was issued 36,551 shares of Common Stock registered pursuant to a registration statement on Form S-8, for services rendered. In January 1997, Mr. Chillingworth was issued 21,000 shares of Common Stock for services rendered the resale of which the Company is obligated to register under the Act. In June 1996, Mr. Ray was issued 150,000 shares of Common Stock registered pursuant to a registration statement on form S-8, for services rendered, pursuant to a January 1996 consulting agreement. Furthermore, an affiliate of Mr. Chillingworth loaned the Company $150,000 pursuant to notes that mature in June 1997, and bear interest at the rate of 10% per annum. This approximate balance of this note is $128,000, as $30,000 has been paid. Mr. Ray loaned the Company $61,251 in August 1996, pursuant to a note which bears interest at the rate of 12% per annum payable quarterly, and is convertible at $.56 per share. The note matured in December 1996, and to date, the sum of $49,751 remains outstanding. In March 1997, GTB loaned the Company $150,000 pursuant to a note that matures in March 1998 and bears interest at a rate of 10% per annum.

          In March 1996, Mr. Hollenbeck agreed with the Company to provide for the redemption of his 290,000 shares of Common Stock based on the then market price in exchange for, among other considerations, a two-year consulting agreement providing for the payment of $75,000 in the first year and $90,000 in the second year, $400,000 cash, and the issuance of 100,000 shares of Series A Preferred Stock in April 1996. The Company also agreed to obtain written consent from Mr. Hollenbeck prior to the issuance of any convertible preferred stock or other debt or equity security convertible into Common Stock, and to pay certain of Mr. Hollenbeck's legal fees. In December 1996, Mr. Hollenbeck relinquished his right to force the Company to redeem the Series A Preferred Stock. In addition, Mr. Hollenbeck agreed to convert 35,500 shares of the Series A Preferred Stock contingent upon the Company receiving minimum additional capitalization of $3,000,000 and the payment to Mr. Hollenbeck of $64,000 in attorneys' fees and costs. The Company is currently in default in the payment of legal fees to Mr. Hollenbeck and payment of interest on the shares of Series A Preferred Stock (which in the aggregate is approximately $100,000) and in obtaining the necessary consent to issue debt or equity securities convertible into common stock subsequent to March 1996.

          In December 1996, Mr. Resweber was issued five-year warrants currently exercisable to purchase 250,000 shares of Common stock in consideration for his services as a Director of the Company.

          In June 1997, Mark Schaftlein converted $45,416 in accrued salary for 1995-1996 into 72,700 shares of Common Stock. In June 1997, Norman Birmingham converted $21,384 in expenses into 34,000 shares of Common Stock.

                                  OTHER MATTERS

          Management is not aware of any other matters to be presented for action at the meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter.

                                     GENERAL

          A copy of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission for its last fiscal year is available without charge to shareholders upon written request to Todd Walker, Secretary, 355 N.E. Fifth Avenue, Delray Beach, Florida 33483.

                              COST OF SOLICITATION

          The Company will bear the cost of the solicitation of proxies from its shareholders. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company in person or by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. Arrangements are also being made with brokerage houses and any other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Company, and the Company will reimburse the brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses.

                     SHAREHOLDER PROPOSALS FOR NEXT MEETING

          Proposals of shareholders intended to be presented at the next annual meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting before April 12, 1998.

                          BY ORDER OF THE BOARD OF DIRECTORS

                          Mark Schaftlein, President and Chief Executive Officer

Delray Beach, Florida

PROXY
                          WESTMARK GROUP HOLDINGS, INC.
                         ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WESTMARK GROUP HOLDINGS, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW.

The undersigned shareholder of WESTMARK GROUP HOLDINGS, INC. (the "Company") hereby appoints Mark Schaftlein and Norman J. Birmingham, the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Embassy Suites, 661 N.W. 53rd Street, Boca Raton, Florida 33487 on August 28, 1997, at 8:30 a.m., and any and all adjournments thereof, with all of the powers which the undersigned would possess if personally present, for the following purposes:

                                                    FOR     AGAINST    ABSTAIN
                                                    ---     -------    -------
1.  To elect five directors to serve until the      [ ]       [ ]        [ ]
    next annual meeting of shareholders of the Company and until their successors have been duly elected and qualified;

2.  To amend the Company's Certificate of           [ ]       [ ]        [ ]
    Incorporation to (i) effect a reverse split of the Company's issued and outstanding Common
    Stock on a basis of a minimum of 1 for 3 shares up to a maximum of 1 for 5 shares, as determined by the Board of Directors, and (ii) decrease the Company's 50,000,000 authorized shares of Common Stock to 15,000,000 authorized shares of Common Stock and adjusting the par value from $.001 par value per share to between a minimum of $.003 and a maximum of $.005 par value per share;

3.  To amend the Company's Stock Option Plan for    [ ]       [ ]        [ ]
    Employees to increase the number of shares reserved for issuance thereunder to 3,000,000 shares (no more than 1,000,000 shares and no less than 600,000 shares on a post split basis).

4. The transaction of such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED FOR THE CHOICES SPECIFIED. IF NO CHOICE IS SPECIFIED FOR ITEMS 1, 2 AND 3 THIS PROXY WILL BE VOTED FOR THESE ITEMS.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated August 14, 1997.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

DATED:__________________       _______________________________________________
                               [Signature]

                               _______________________________________________
                               [Signature if jointly held]

                               _______________________________________________
                               [Printed Name]

                               Please sign exactly as name appears on stock certificate(s). Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.